EXHIBIT 99.1

Sinobiopharma, Inc.

8 Zhong Tian Road
Nantong City, Jiangsu Province
China  226009

Symbol: OTCBB: SNBP
July 8, 2010

NEWS RELEASE

SINOBIOPHARMA ANNOUNCES COVERAGE BY HARBINGER RESEARCH

NANTONG CITY, China, July 8, 2010 -- Sinobiopharma, Inc. ("Sinobiopharma" or the "Company"), an innovative biopharmaceutical products company with primary operations in China, today announced that Harbinger Research, LLC, an independent equity research firm, has initiated analyst research coverage on the Company.

Lisa Springer, CFA, Harbinger Research senior analyst, stated that, "Sinobiopharma is presently substantially undervalued compared to comparable companies and should benefit from significant future growth in the China pharmaceutical market for many years to come."

"We are very optimistic about the future growth of our company arising out of growing demand for improved healthcare services within China," said Dr. Lequn (Lee) Huang, Chairman and Chief Executive Officer. "Now is the best time to help Wall Street and the U.S. investment community truly understand the exceptional value that our company represents, as we enter into a period of rapid growth and expansion, driven by increasing demand for our market leading products."

Harbinger Research covers a number of U.S. listed China-based companies. To view Harbinger Research's initiation coverage on Sinobiopharma, please click on the following link,

http://www.harbingerresearch.com/link/13/255/SNBP.

About Harbinger Research, LLC

Harbinger Research is an independent equity research firm that employs a research team consisting entirely of CFA charter holders and follows a number of companies across a wide variety of industries. Harbinger Research makes all of its reports available, free of charge, through its website at http://www.harbingerresearch.com and also distributes content through InvestorsInsight Publishing and most major financial portals.

About Sinobiopharma, Inc.

Sinobiopharma is a fully integrated and highly innovative specialty biopharmaceutical company engaged in the research and development, manufacture and marketing of biopharmaceutical products in China, one of the world's fastest growing pharmaceutical markets. Known as Dong Ying (Jiangsu) Pharmaceutical Co., Ltd. in China, the Company's current therapeutic focus is on anesthesia-assisted agents and cardiovascular drugs. Sinobiopharma has patented new methods for synthesizing active pharmaceutical ingredients (API) at a lower cost and owns drug delivery formulations that improve usability. For additional information, please visit the Company's website at: www.sinobp.com.

FORWARD LOOKING STATEMENTS

This news release may include "forward-looking statements" regarding Sinobiopharma, Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Sinobiopharma, Inc. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Sinobiopharma, Inc. does not undertake any obligation to update any forward looking statement, except as required under applicable law.

Harbinger Research received $7,500 from an unaffiliated third party in connection with report authoring and distribution services.

Contact:

Sinobiopharma, Inc.
James Mu, CFO
Tel: 86-25-58061579
Email:xjmu@sinobiopharma.com